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                                                                 EXHIBIT 11
                                                                (Unaudited)


                                 C.M. CORP.
                                 ----------

 INCOME (LOSS) PER COMMON SHARE FOR THE CONDENSED STATEMENTS OF OPERATIONS
 -------------------------------------------------------------------------

               (Dollars in Thousands, Except Per Share Data)



                                  Three Months Ended      Six Months Ended
                                  ------------------      ----------------
                                       June 30,               June 30,
                                    1996       1995         1996       1995
                                  -------    ------       ------    -------

Net income (loss)                 $    7     $  (62)      $   (20)  $  (194)
                                  ======     ======       =======   =======

Total common shares                1,000      1,000         1,000     1,000
                                  ======     ======       =======   =======

Income (loss) per common share    $    7     $  (62)      $   (20)  $  (194)
                                  ======     ======       =======   =======